EXHIBIT 5.1

May 7, 2004

SeaLife Corporation
5601 W. Slauson Ave.
Culver City, California 90230

Re:   Issuance of SeaLife Corporation Shares
      Pursuant to Consulting Contract

To Whom It May Concern:

We have acted as counsel for SeaLife Corporation, a Delaware corporation (the "Company") in conjunction with the preparation of a Form S-8 registration statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 80,000 shares of the Company's common stock, $0.0001 par value (the "Common Stock"), issued or to be issued pursuant to the terms of a certain Compensation Contract (hereinafter referred to as the "Plan").

We have examined originals or copies of: (i) the Plan Compensation Contract;
(ii) the Form S-8 registration statement; (iii) resolutions of the Company's Board of Directors relating to the Plan; and (iv) such other documents, affidavits and records as we have deemed necessary to enable us to render this opinion.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies. We note in passing that our principle partner, Donald G. Davis, will be a recipient of 30,000 of the shares to be issued and registered on the aforesaid S-8 Registration Statement.

Based upon the foregoing, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that:

The Common Stock, when issued and paid for in the manner set forth, will be validly issued, fully paid and nonassessable, and no personal liability will attach to the ownership thereof.

We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

We consent to the filing of this opinion as an exhibit to the Form S-8 registration statement, and to the use of our name wherever it appears in said registration statement. In giving our consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the SEC issued thereunder, with respect to the registration statement, or with respect to this Opinion, as an Exhibit or otherwise, nor do we consider ourselves within the category of persons whose "consent" is required by Section 7 of said Act.


/s/ The Law Offices of Davis & Associates, Inc.
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    THE LAW OFFICES OF DAVIS & ASSOCIATES, INC.